EXHIBIT 99.1 News release

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HP Settles SEC Investigation into Disclosure of Former Director’s Resignation

PALO ALTO, Calif., May 23, 2007 — HP today announced that it has settled the U.S. Securities and Exchange Commission’s investigation regarding the company’s disclosure of Tom Perkins’ resignation from its board of directors in May 2006.

HP agreed, without admitting or denying the SEC’s findings, to the entry of a cease-and-desist order by the SEC. In the order, the SEC concludes that HP should not have limited its disclosure to the fact that Perkins had resigned, as it did, but also should have reported that he resigned because of a disagreement with the company’s operations, policies or practices and provided a brief description of the circumstances around the disagreement.

The SEC imposed no monetary or other penalty in connection with the settlement.

“HP acted in what it believed to be a proper manner,” said Michael Holston, executive vice president and general counsel, HP. “However, we understand and accept the SEC’s views and are pleased to put this investigation behind us.”

The order requires HP to cease and desist from committing or causing any violations of the public reporting requirements of the Securities Exchange Act of 1934.

About HP

HP focuses on simplifying technology experiences for all of its customers — from individual consumers to the largest businesses. With a portfolio that spans printing, personal computing, software, services and IT infrastructure, HP is among the world’s largest IT companies, with revenue totaling $97.1 billion for the four fiscal quarters ended April 30, 2007. More information about HP (NYSE: HPQ) is available at www.hp.com.

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This news release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of HP and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to any statements of the plans, strategies and objectives of management; any statements regarding the expected resolution of pending litigation or disputes; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the achievement of expected results and other risks that are described from time to time in HP’s Securities and Exchange Commission reports, including but not limited to the risks described in HP’s Quarterly Report on Form 10-Q for the fiscal quarter ended Jan. 31, 2007. HP assumes no obligation and does not intend to update these forward-looking statements.

© 2007 Hewlett-Packard Development Company, L.P. The information contained herein is subject to change without notice. HP shall not be liable for technical or editorial errors or omissions contained herein.

5/2007